Exhibit 10.1

SUMMARY DESCRIPTION OF THE
COMPANY MANAGEMENT INCENTIVE PROGRAM

I. Introduction

The Company Management Incentive Program (MIP) is designed to focus on two key factors that drive improvements in shareholder value:  return on invested capital (ROIC) and sales growth.

II. Objectives

The MIP is designed to:

•	Encourage decision-making focused on producing a favorable rate of ROIC and on growing the business rapidly, thus leading to improvements in shareholder value.

•	Influence participants to make decisions consistent with shareholders’ interests.

•	Align management with Company objectives.

•	Attract and retain the talent required to achieve the Company’s objectives.

III. Eligibility

Positions that participate in this program are those that have significant impact on the Company. Eligibility for participation in this program is based on the determination of management. Criteria for inclusion are market practice, impact of the role on overall Company results, and internal practice. Participation in this program is subject to the Terms and Conditions.

IV. Performance Measures

Shareholder value will improve most dramatically if the Company can achieve these goals simultaneously:

1. Produce a constantly improving rate of ROIC,

2. Grow the business rapidly, and

3. Execute flawlessly on our pricing execution initiative.

The MIP will be based on ROIC and sales growth. The payout earned is the sum of the ROIC and sales growth results. This can be represented algebraically as follows:

Total Payout = ROIC Payout + Sales Growth Payout
The total payout can be adjusted upward by the Pricing Execution Component as described below.

ROIC is defined as operating earnings divided by net working assets:

ROIC	=	Operating Earnings Net Working Assets

The ROIC component will range from 0% to 100% of a participant’s total Target Incentive.

Sales growth is defined as year-over-year daily sales performance:

Sales Growth	=	Total Company Sales, Current Year Total Company Sales, Prior Year	-1

The sales growth component will range from 0% to 100% of a participant’s total Target Incentive.

The overall incentive amount earned is capped at 200% of a participant's total Target Incentive.

Management would be allowed to recommend discretionary adjustments to the ROIC and sales growth portions of the payout, to correct for any windfalls or shortfalls beyond the control of participants.

The total payout, based on ROIC and sales growth, can be adjusted upward based on achievement of our pricing execution initiative. An additional 0 - 50 percentage points can be added to the Total Payout based upon achieving accelerated business priorities.

The additional payment will be based on our results in:

▪	Repricing all products in a timely manner;

▪	Renegotiating key contracts with quality and speed;

▪	Increasing volume (as measured by Cost Of Goods Sold, or COGS increase);

▪	Managing expenses (as measured by expense to COGS);

▪	Achieving earnings (as measured by ROIC); and

▪	Completing cost productivity plan and executing against that plan on time.

Our performance against this priority can increase the Total Payout by as many as 50 percentage points. The Compensation Committee of Management (CCOM) will recommend the additional percentage points, and the Compensation Committee of the Board (CCOB) will review and approve.

This component is capped such that it can only increase the payout up to, but not exceed 100%. To receive a payout greater than 100%, we must exceed the ROIC and sales growth targets as described above.

Named Executive Officers (NEOs) do not participate in the upward adjustment from the Pricing Execution Component.

VI. Target Award Opportunity

Target awards for each position are based on competitive market practice and internal considerations and are stated as a percentage of the employee’s base salary.

VII. Determination Of Payment Amounts

The following process is used to determine the payment amount for each participant.

Step 1: Determine the performance results for ROIC and the resultant performance to goal. Compute the appropriate percentage of Target Incentive earned.

Step 2: Determine the performance results for sales growth and the resultant performance to goal. Compute the appropriate percentage of Target Incentive earned.  Add these results to the results from Step 1.

Step 4: CCOM recommends, and CCOB reviews and approves performance against the Pricing Execution Component. Add these results to the results from Step 2 to determine the Total % Payout.

Step 5: Calculate each participant’s incentive amount earned as follows:

Incentive Amount Earned = Total % Payout x (Annualized Base Salary (as of 12/31)  x  Target Incentive %)

Those employees who are eligible to participate for only part of the year will have their incentive amount adjusted accordingly, based on the eligibility provisions of the Terms and Conditions.

Step 6: The Compensation Committee of Management and the Compensation Committee of the Board, as applicable, must approve final incentive amounts.

Step 7: Once approved, final incentive amounts are forwarded to the Employee Systems manager for payment.